Exhibit 4.1

CERTIFICATE OF TRUST OF

Chase Auto Owner Trust 2005-B

This Certificate of Trust of Chase Auto Owner Trust 2005-B (the “Trust”) is being duly executed and filed by Wilmington Trust Company, a Delaware banking corporation, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is Chase Auto Owner Trust 2005-B.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attn: Corporate Trust Administration.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate in accordance with the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as trustee of the Trust

By:	/s/ Michele C. Harra
Name:	Michele C. Harra
Title:	Financial Services Officer